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                                                                    EXHIBIT 23.2

              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

    We consent to the use in this Registration Statement on Form SB-2 and Prospectus of Westborough Financial Services, Inc. (proposed holding company for Westborough Savings Bank) of our report dated November 9, 1998, except for Note 15 as to which the date is March 15, 1999, on the consolidated balance sheets of Westborough Savings Bank and subsidiaries as of September 30, 1998 and 1997, and the related consolidated statements of income, changes in surplus and cash flows for each of the years in the three-year period ended September 30, 1998, and to the use of our name and the statements with respect to us, as appearing under the headings "Experts" and "Legal and Tax Opinions" in the Prospectus.

Wolf & Company, P.C.

                                                        /s/ Wolf & Company, P.C.

Boston, Massachusetts
June 3, 1999